Exhibit 10.2

March 14, 2006

Mr. John M. Presley

N23 W28806 Louis Avenue

Pewaukee, Wisconsin  53072

Dear John,

The purpose of this letter is to set forth our agreement regarding your termination of employment with Marshall & Ilsley Corporation (“M&I”).

1.

Medical and Dental Insurance.  By signing below, you agree to subscribe for family medical and dental insurance with your new employer (“New Employer Insurance”), upon attaining eligibility to participate in their medical and dental insurance program.  You will notify M&I once you obtain New Employer Insurance.  Until the earlier of (a) your eligibility for New Employer Insurance or (b) June 30, 2006, M&I will provide you with continuing medical and dental insurance that is subsidized by M&I on the same basis as for full-time M&I employees.  Nothing in this paragraph affects your rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA), which will commence with the termination of your employment with M&I.

2.

Company Car and Release.  In exchange for your execution of the attached release after termination of your employment with M&I, and not revoking the release during the applicable rescission period, M&I will transfer to you the 2004 Lexus GX470, which is your company car.  You are responsible for all income and employment taxes associated with the transfer, and to the extent withholding of such taxes is required, they will be withheld from your last paycheck.  If the amount available from your paycheck is insufficient to cover the withholding, you agree to pay M&I for any excess upon our request.

3.

Compensation Arrangements.  Any options for M&I common stock that are vested as of your last day of employment (March 24, 2006) will be exercisable for three months after your termination of employment in accordance with their terms.  All unvested equity awards, as well as your participation in the Company’s Long-Term Incentive Plan and any other compensation plans, will terminate on March 24, 2006, and no payments will be made to you thereunder.  Your Change of Control Agreement with M&I dated October 18, 2004 will terminate on March 24, 2006.  Any balances you have in M&I’s Executive Deferred Compensation Plans will be paid to you in accordance with the terms of the plans and your elections thereunder, except to the extent of the balances attributable to the supplemental retirement contributions which are not vested.

4.

Voluntary Termination of Employment.  You agree that your termination of employment is voluntary and thus you are not entitled to any severance benefits under any plan or arrangement of M&I, and that you will not file for unemployment benefits.

John, all of us at M&I have enjoyed getting to know you and your family, and wish you much success in your future endeavors.

Yours truly,

/s/ Paul J. Renard

Paul J. Renard, Senior Vice President

I agree with and accept the above-mentioned terms contained in this letter agreement and agree to be bound by them.

Dated this 14th day of March, 2006.

/s/ John M. Presley

John M. Presley